Exhibit 10(tt)
Summary of Non-Employee Director Compensation
Upon completion of our merger (the “Merger”) with legacy TCF Financial Corporation (“Legacy TCF”), our Board of Directors (the “Board”) implemented changes to our director compensation program in light of the Merger and integration and our ongoing growth, which has significantly increased our size and complexity and subjected us to enhanced regulatory requirements and scrutiny. After reviewing a market analysis of director compensation for a financial institution of our size, our Compensation Committee recommended to the full Board that to enable it to continue to retain and recruit qualified directors, it was in our best interest to revise the Board compensation program, as follows, which the Board did effective as of August 1, 2019:

◦	The annual cash retainer was increased from $50,000 to $100,000.

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The annual equity retainer was increased from a grant date fair value of $80,813 to a grant date fair value of $100,000, to be paid in the form of time-based restricted stock units, vesting at the end of each year.

◦	Directors no longer receive additional compensation for service as Lead Director, Committee member or Chair.

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The Chemical Financial Corporation Directors’ Deferred Stock Plan (DDSP) was terminated in as of December 31, 2019, and replaced by the Legacy TCF Directors Deferred Compensation Plan, which permits voluntary deferrals of both cash and equity retainers.

Following the Merger, in December 2019, we paid our Directors a “true-up” payment equal to the sum of (a) their 2019 pre-Merger total earned compensation calculated by prorating their expected annual compensation from their relative organization over a seven month period, plus (b) $83,333 representing the new $200,000/year cash and equity compensation total prorated over five months, less (c) the value of any cash and equity paid to such director by their relative organization before the Merger. This “true-up” payment was intended to harmonize the timing of compensation which differed at Legacy Chemical and Legacy TCF and to avoid excess payments to either Legacy Chemical or Legacy TCF Directors.
The following terms represent the structure of our Director compensation program:

Name	Effective prior to August 1, 2019	Effective August 1, 2020
Annual Cash Retainer	$50,000	$100,000
Annual Equity Retainer	$80,813	$100,000
Lead Independent Director Retainer	$30,000	$--
Annual Cash Retainers for Audit Committee Service	$25,000(1)	$--
	$12,500(2)
Annual Cash Retainers for ALCO and Risk Management Committee	$20,000(1)	$--
	$7,500(2)
Annual Cash Retainers for Compensation and Pension Committee Service	$20,000(1)	$--
	10,000(2)
Per Meeting Cash Retainer for BSA Committee Service	$750	$--
Annual Cash Retainers for Service on All Other Board Committees	$15,000(1)	$--
	7,500(2)
(1) Chair
(2) Member

◦	Employee Directors (Messrs. Dahl, Provost, Torgow and formerly Shafer) are not compensated for service as Directors.

◦	TCF offers the TCF Matching Gift Program to supplement donations made by non-employee Directors to charitable organizations of their choice up to a maximum of $20,000 annually.

◦	Stock Ownership Guidelines:

-	Non-employee Directors are required to own shares of TCF common stock worth an amount equal to five times their cumulative cash and equity retainers.

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All shares of TCF common stock owned directly or indirectly by a Director will be considered in determining whether the Stock Ownership Guidelines have been met. Stock options will not be counted toward the Stock Ownership Guidelines.

-	Directors have until the fifth anniversary of their appointment to the Board to reach the applicable target ownership level.

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Indemnification rights are provided to Directors under TCF’s Certificate of Incorporation and Bylaws, to the extent authorized under Michigan Business Corporation Act and TCF maintains Directors and Officers Insurance.

-	TCF reimburses Directors for travel and other expenses to attend Board meetings or attend to other Board business as a business expense.